Exhibit 10.7

GU Reference: 2016-058

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

GEORGETOWN UNIVERSITY

AND

X4 PHARMACEUTICALS, INC.

This Exclusive License Agreement (hereinafter “Agreement”) is entered into and effective as of the 13th day of December, 2016 (hereinafter “Effective Date”), by and between GEORGETOWN UNIVERSITY, a Congressionally-chartered academic institution of higher education organized under the laws of the District of Columbia, having its principal place of business located at 37th and O Streets, N.W., Washington, D.C. 20057 (hereinafter “GEORGETOWN” or “LICENSOR”), and X4 Pharmaceuticals, Inc., a corporation organized under the laws of the state of Delaware with offices located at 784 Memorial Drive, Suite 140, Cambridge, MA 02139 (hereinafter “LICENSEE”).

WHEREAS, GEORGETOWN AND LICENSEE are joint owners of certain Licensed Patents (as later defined herein) relating to Methods for Treating Cancer;

WHEREAS, Dr. Michael Atkins of GEORGETOWN is a co-inventor of the Licensed Patents;

WHEREAS, GEORGETOWN desires to have the Licensed Patents developed and commercialized to benefit the public and is willing to grant a license to LICENSEE hereunder;

WHEREAS, LICENSEE has represented to GEORGETOWN, to induce it to enter into this Agreement, that LICENSEE shall commit itself to a diligent program of exploiting the Licensed Patents so that public utilization shall result therefrom; and

WHEREAS, LICENSEE desires to obtain an exclusive license to GEORGETOWN’s joint ownership rights under the Licensed Patents upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

Definitions

1.1	Terms in this Agreement (other than names of parties and Article headings) that are set forth with a capitalized first letter have the meanings established for such

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GU Reference: 2016-058

terms in this Article 1 unless otherwise expressly defined in this Agreement (such definitions shall be equally applicable to both the singular and plural forms of the defined terms). The words “hereof,” “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

1.2

“Affiliate” shall mean any corporation or other entity that directly or indirectly controls, is controlled by or is under common control with a Party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

1.3	“Commercially Reasonable Efforts” shall mean, [***].

1.4	“Effective Date” shall mean the date first written above.

1.5	“End User” shall mean a Person who acquires a Licensed Product directly or indirectly from Licensee, for use and not for resale following First Commercial Sale.

1.6	“Field” means all therapeutic, prophylactic and diagnostic uses in all disease indications in humans and animals.

1.7

“First Commercial Sale” means the initial transfer by or on behalf of LICENSEE or its Sublicensees of Licensed Products to a Third Party in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales. For avoidance of doubt, First Commercial Sale excludes transfers or dispositions of a Licensed Product between LICENSEE and its Affiliates and Sublicensees or for charitable, promotional (including samples), pre-clinical, clinical or regulatory purposes.

1.8	“Licensed Method” means any method that is covered in whole or in part by a Valid Claim contained in the Licensed Patents.

1.9	“Licensed Patents” means [***].

1.10

“Licensed Product” means any product that (a) either is covered by a Valid Claim in the Licensed Patents, or whose manufacture, use, import, offer for Sale or Sale would constitute, but for the license granted to the LICENSEE pursuant to this

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GU Reference: 2016-058

Agreement and LICENSEE’s joint ownership of the Licensed Patents, an infringement of any Valid Claim within the Licensed Patents, or (b) is developed, made, Sold, registered or practiced using the Licensed Methods or which is authorized to be used to practice the Licensed Methods, in whole or in part.

1.11

“Net Sales” means the gross amount invoiced by LICENSEE and its Sublicensees billings to unrelated Third Parties for the Sale of Licensed Products, less the sum of the following items, to the extent included in the gross amounts invoiced for such Licensed Products or otherwise directly paid, incurred, allowed, accrued or specifically allocated by LICENSEE or its Sublicensees with respect to the Sale of such Licensed Products:

(a)	discounts given and actually taken in amounts customary in the trade for quantity/volume purchases, cash payments, prompt payments, wholesalers and distributors;

(b)

rebates and chargebacks allowed, given or accrued (including cash, governmental and managed care rebates, hospital or other buying group chargebacks, cash and non-cash coupons, and governmental taxes in the nature of a rebate based on usage levels or Sales of such Licensed Products);

(c)	sales, value added, import, export, excise and other taxes directly imposed and with reference to particular Sales;

(d)	outbound transportation, customs charges, and insurance charges prepaid or allowed; and

(e)	amounts allowed or credited on returns or rejections.

No other deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Licensee and on its payroll, or for the cost of collections. Licensed Products shall be considered “sold” [***] after billing or invoicing, or upon receipt of payment, whichever comes first, provided, however, that Licensed Products are actually shipped to unrelated Third Party customers. If a Licensed Product is distributed or invoiced for a discounted price substantially lower than customary in the trade, Net Sales shall be based on the customary amount billed for such Licensed Products. Without limiting the generality of the foregoing, transfers or dispositions of a Licensed Product for charitable, promotional (including samples), pre-clinical, clinical, or regulatory purposes will be excluded from Net Sales.

1.12	“Party” means each of LICENSOR and LICENSEE, and “Parties” means both LICENSOR and LICENSEE.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GU Reference: 2016-058

1.13

“Person” means any legal person or entity, including without limitation any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated association, limited liability corporation, governmental entity, or other person or entity of similar nature.

1.14	To “Sell” a product means to sell, transfer, lease or otherwise dispose of or commercialize a product. “Sale” and “Sold” have the corollary meanings ascribed thereto.

1.15

“Sublicense” means present, future, or contingent transfer of any license, right, option, first right to negotiate or other right granted under the Licensed Patents, in whole or in part. “Sublicense” includes, without limitation, strategic partnerships, marketing collaborations, and distribution agreements.

1.16

“Sublicensee” means any Third Party to whom LICENSEE has granted a license to make, have made, use and/or Sell the Licensed Product or practice the Licensed Method under the Licensed Patents, provided said Third Party has agreed in writing with LICENSEE to accept any applicable conditions and restrictions agreed to by LICENSEE in this Agreement.

1.17	“Territory” means worldwide.

1.18	“Third Party” means any Person other than the Parties and their respective Affiliates.

1.19	“Valid Claim” means either:

(a)

a claim of an issued and unexpired patent that has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or

(b)	a claim of a pending patent application that was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application.

ARTICLE 2

Grant

2.1

Subject to the terms and conditions herein, LICENSOR hereby grants to LICENSEE, in the Field and Territory, an exclusive license under LICENSOR’s interest in the Licensed Patents to practice the Licensed Methods and to make, have made, use, offer to Sell, Sell and import Licensed Products during the Term. The license includes the right, but not the obligation, to grant one or more Sublicenses in accordance with the terms of Article 3.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GU Reference: 2016-058

2.2

LICENSEE acknowledges and agrees that no license is granted or implied under the Licensed Patent outside the Field and Territory and will not practice under the Licensed Patent outside the Field and Territory.

2.3

This Agreement confers no license, ownership interest in or other rights by implication, estoppel or otherwise upon LICENSEE in any technology, know how, patents, pending patent applications, or products of LICENSOR except as explicitly set forth in this Agreement, regardless of whether such technology or patent rights shall be dominant or subordinate to any Licensed Patents.

ARTICLE 3

Sublicensing

3.1	LICENSEE shall assure itself of the integrity and financial responsibility of each Person to whom a Sublicense is granted.

3.2

Each Sublicensee shall agree to be bound by all of the obligations, terms and conditions that obligate, bind or affect LICENSEE under this License Agreement to the extent that such obligations, terms and conditions are relevant given the nature of the rights granted by LICENSEE to any given Sublicensee.

3.3	LICENSEE shall be and remain responsible for the performance by each Sublicensee of all of such Sublicensee’s obligations provided herein.

3.4	LICENSEE shall agree to ascertain, compute and audit and shall faithfully ascertain, compute and audit all Net Sales by each Sublicensee hereunder.

3.5	LICENSEE shall not grant any rights under the Licensed Patents to Sublicensee that are inconsistent with this Agreement or that would be a breach of this Agreement if performed by a Sublicensee.

3.6

LICENSEE shall contractually require that each Sublicensee (excluding Third Party Contractors) shall not at any time, directly or indirectly, in any legal or administrative proceeding oppose the grant of, dispute the validity of, or cooperate in any suit against any patent or claim included in the Licensed Patents (except as required under a court order or subpoena).

3.7

Within [***] after entering into any Sublicense (excluding Sublicenses granted to Third Parties that are clinical research organizations, contract manufacturers, contract laboratory organizations, and other similar Third Parties that support the development and commercialization of Licensed Products on a fee-for-service basis (“Third Party Contractors”) or any amendment to any such Sublicense, LICENSEE shall notify LICENSOR of the identity of the Sublicensee and shall provide to LICENSOR a copy of the Sublicense or amendment, which copy may be redacted to omit proprietary and other sensitive information to the extent that such redaction does not impact LICENSOR’s ability to confirm LICENSEE’s compliance with this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GU Reference: 2016-058

3.8	LICENSEE shall provide to LICENSOR notice of any termination of the Sublicenses described in Section 3.7 within [***] after such event.

3.9	Any Sublicense entered into by LICENSEE in violation of the requirements of this Article 3 shall be null and void and without effect.

ARTICLE 4

Reservation of Rights

4.1

LICENSOR expressly reserves all rights not granted herein. LICENSOR reserves all right to disseminate and publish scientific findings from research conducted by LICENSOR on its own behalf (and not, for clarity, on behalf of LICENSEE) related to the Licensed Patents and Licensed Method, subject to Article 12. LICENSEE reserves all right to disseminate and publish scientific findings from research conducted by or on behalf of LICENSEE related to the Licensed Patents and Licensed Method.

ARTICLE 5

Licensee Diligence Obligations

5.1

LICENSEE shall use Commercially Reasonable Efforts, or shall cause its Sublicensees to use Commercially Reasonable Efforts, to develop Licensed Product and to introduce Licensed Product into the commercial market; thereafter, LICENSEE or its Sublicensees shall use Commercially Reasonable Efforts to make Licensed Product reasonably available to the public.

5.2

LICENSEE shall use its Commercially Reasonable Efforts to obtain required government regulatory approval to manufacture, market and Sell the Licensed Product in the Field in those countries of the Territory where it is commercially reasonable, in LICENSEE’s judgment, to seek such approvals, and shall use its Commercially Reasonable Efforts to market the Licensed Product in quantities sufficient to meet the market demands for such Licensed Product.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GU Reference: 2016-058

ARTICLE 6

License Issue Fee and Milestone Payments

6.1

License Issue Fee. LICENSEE shall pay to LICENSOR within [***] of the Effective Date of this Agreement, a license issue fee of fifty thousand dollars ($50,000). The payment is nonrefundable and is not creditable against any other fee or payment.

6.2

Milestone Payments. In addition to the License Issue Fee, LICENSEE shall, upon the achievement of the events set forth below, make the following payments to LICENSOR for each Licensed Product Sold by LICENSEE, its Affiliates and its Sublicensees:

(a)	[***] dollars ($[***]) upon First Commercial Sale of a Licensed Product.

(b)	[***] dollars ($[***]) upon achieving the first [***] dollars ($[***]) in Net Sales from the Sale of Licensed Product.
(c)	[***] dollars ($[***]) upon achieving the first [***] dollars ($[***]) in Net Sales from the Sale of Licensed Product.

LICENSEE shall notify LICENSOR within [***] of LICENSEE’s determination of the occurrence of each such event and shall remit payment due under this Section within [***] of providing such notice to LICENSOR. Payments made pursuant to this Section 6.2 shall be nonrefundable and shall not be creditable against any other fee or payment. For purposes of this Section 6.2, [***]. For purposes of example and without limitation, [***]. Similarly, if, instead of [***]. In addition, [***] for purposes of this Section 6.2.

6.3

Sales or transfers to LICENSEE’s Affiliates or Sublicensees shall not be included in the calculation of Net Sales until the actual Sale and shipment by such Affiliate or Sublicensee to a Third Party, except if such Affiliate or Sublicensee is an End User of the Licensed Product. Under such circumstances where an Affiliate or Sublicensee of LICENSEE is an End User, Net Sales shall be based on the lowest Sales price of Licensed Product charged to Third Parties for the calendar quarter in which the Licensed Product is shipped to such Affiliate or Sublicensee and which calendar quarter shall be deemed the calendar quarter of payment, taking into account volumes of purchases.

6.4

The LICENSEE agrees to pay all bank transfer charges, and all taxes, fees and other governmental charges imposed on the payments to the LICENSOR pursuant to the terms and conditions of this Agreement (excluding any income tax or similar tax imposed on LICENSOR as a result of its receipt of payments hereunder).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GU Reference: 2016-058

6.5

All payments under this Agreement should be made payable to “Georgetown University” and sent to the address identified in Section 17.1 herein. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

6.6

All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars for purposes of calculating Net Sales shall be made in accordance with LICENSEE’s then customary and usual currency conversion procedures, consistently applied, which shall be consistent with LICENSEE’s usual and customary generally accepted accounting principles consistently applied and which procedures shall be disclosed to LICENSOR. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales.

6.7

Any payments by LICENSEE that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at an annual rate equal to one percentage point above the U.S. prime rate of interest as reported in the Wall Street Journal on the date payment is due, with interest accruing on a daily basis.

ARTICLE 7

Reports and Records of Licensee

7.1	Frequency of Reports.

(a)    Before First Commercial Sale. Prior to First Commercial Sale of any Licensed Product, LICENSEE shall deliver progress reports to LICENSOR annually, within [***] after the end of each calendar year. Such progress reports shall describe for each Licensed Product the LICENSEE’s work related to the development and testing of the Licensed Product and its efforts in obtaining any required government approvals for marketing the Licensed Product. Each report will include information sufficient to enable the LICENSOR to determine the LICENSEE’s progress in commercially developing the Licensed Product, including a summary of any material work completed by LICENSEE during such calendar year and any material work planned to be conducted by LICENSEE during the subsequent calendar year, with respect to the Licensed Product. In the event LICENSOR, in good faith, does not reasonably deem the information set forth in the report sufficient for determining progress in commercially developing the Licensed Product, LICENSEE shall modify the report accordingly.

(b)    Upon First Commercial Sale of a Licensed Product. LICENSEE shall report to LICENSOR the date of First Commercial Sale of a Licensed Product within [***] of its determination of the occurrence thereof.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GU Reference: 2016-058

(c)    After First Commercial Sale.    After the First Commercial Sale of a Licensed Product and until the payment of all of the milestone payments in Section 6.2 for such Licensed Product, LICENSEE shall deliver a report to LICENSOR within [***] days after December 31 of each year of Net Sales from the Sale of such Licensed Product during the immediately preceding [***] period containing the information concerning the immediately preceding [***] period, as further described in Section 7.2(b).

7.2	Reports and Payments.

(a)

LICENSEE shall keep full, true and accurate books and records which shall contain all information that may be reasonably necessary for the purpose of showing LICENSEE’s compliance with this Agreement, including without limitation, the amounts payable to LICENSOR hereunder. Said books of account shall be kept at LICENSEE’s principal place of business. Said books and the supporting data shall be open to inspection on behalf of LICENSOR upon no less than [***] days written notice during reasonable business hours to the extent necessary for the purpose of verifying LICENSEE’s statement of Net Sales provided under Section 7.2(b) or compliance in other respects with this Agreement. Such inspection shall be made not more often than once each calendar year at the expense of LICENSOR by an independent Certified Public Accountant appointed by LICENSOR and to whom LICENSEE has no reasonable objection. LICENSEE shall not be required to retain such records for more than [***] after the date such records have been created. Notwithstanding the foregoing, in the event that the payment due date for any milestone payment herein is determined by the independent Certified Public Accountant to have been due at a date more than [***] earlier than determined by LICENSEE, then unless LICENSEE disputes such determination (pursuant to the process set forth in Section 7.2(a)(i) below), LICENSEE shall, within [***] of such Certified Public Accountant’s determination, remit the milestone payment due (if not previously paid) and reimburse LICENSOR for the reasonable, out-of-pocket costs of the audit incurred by LICENSOR. If LICENSEE disputes the Certified Public Accountant’s determination and such dispute is resolved against LICENSEE, then Licensee shall, within [***] of the conclusion of such dispute resolution, remit the milestone payment due (if not previously paid) and reimburse LICENSOR for the reasonable, out-of-pocket costs of the audit incurred by LICENSOR.

(i)

LICENSEE may dispute a determination made by LICENSOR’s Certified Public Accountant pursuant to this Section 7.2(a) by providing written notice to LICENSOR of such dispute within [***] of LICENSEE’s receipt of such Certified Public Accountant’s determination. If LICENSEE commences such dispute, the disputed determination shall be decided by an independent expert having at least ten (10) years

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GU Reference: 2016-058

professional experience in the calculation of net sales of pharmaceutical products. The Parties shall reasonably cooperate with the expert’s investigation of the dispute. The decision of the expert shall be final and binding. If the expert rules in favor of LICENSEE, then the costs and expenses of the expert shall be paid by LICENSOR, and if the expert rules in favor of LICENSOR, then the costs and expenses of the expert shall be paid by LICENSEE.

(b)

LICENSEE shall, within [***] days after December 31 of each year, to the extent required under Section 7.1(c), deliver to LICENSOR a full and detailed report for the preceding [***] period setting forth the Net Sales of each of LICENSEE and Affiliate, and each Sublicensee of LICENSEE , including at least the following information:

(i)	Total amount invoiced for Licensed Product Sold; and
(ii)	Deductions applicable as provided in the definition of Net Sales.

ARTICLE 8

Patents and Intellectual Property Rights

8.1

Patent Prosecution. LICENSEE shall have the first right, but not the obligation, to prepare, file, prosecute (including to seek extensions of), maintain and defend all pending patent applications and patents comprising Licensed Patents (including any inter partes and opposition proceedings relative to Licensed Patents). LICENSOR shall reasonably cooperate with LICENSEE in the filing, prosecution, maintenance and defense of the Licensed Patents. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees and consultants and agents of LICENSOR and its Affiliates to execute all documents, and joining as a party in any proceedings, as reasonable and appropriate so as to enable the filing, prosecution, maintenance and defense of any Licensed Patents in any country. If LICENSEE elects not to file, prosecute, maintain and defend any of the Licensed Patents, LICENSOR may (but shall not be obligated to), upon notice to LICENSEE, undertake such filing, prosecution, maintenance and defense of such Licensed Patents at LICENSOR’s sole cost and expense, subject to LICENSEE’s prior written consent, not to be unreasonably withheld. LICENSEE may prepare, file, prosecute, maintain and defend all Licensed Patents using counsel of its choice. In the event that LICENSEE changes counsel for any reason, LICENSEE shall replace such counsel with new counsel of its choice that is reasonably acceptable to LICENSOR, provided, however, that if LICENSOR rejects the choice of new counsel by LICENSEE [***], then LICENSEE shall be free, in its sole discretion,

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GU Reference: 2016-058

to choose an attorney of its choice. LICENSEE shall instruct counsel to promptly provide LICENSOR with copies of all relevant documentation so that LICENSOR may be currently and promptly informed and appraised of the prosecution of Licensed Patents, but in no case [***] in advance of any deadline for filing a response, and so that LICENSOR may comment upon such documentation sufficiently in advance of any final deadline for filing a response, provided, however, that if LICENSOR has not commented upon such documentation [***] to the final deadline for filing a response, LICENSEE shall be free to respond appropriately without waiting for LICENSOR’s comments, if any. LICENSEE shall, in good faith, consider all reasonable comments provided by LICENSOR. LICENSEE shall not finally and irrevocably cancel all Valid Claims in a Licensed Patent without LICENSOR’s prior written consent, not to be unreasonably withheld, it being understood that abandonment of a Licensed Patent shall not be deemed a cancellation of all Valid Claims in such Licensed Patent if a continuation or similar application claiming priority (directly or indirectly) to such Licensed Patent is filed and which continuation or other application includes one or more Valid Claims of the abandoned Licensed Patent. Both parties hereto shall keep this documentation in confidence in accordance with the provisions of Article 12 herein.

8.2

Costs. Except as provided in Section 8.1, all costs, including without limitation attorneys’ fees, incurred by LICENSEE for preparing, filing, prosecuting, copying LICENSOR, and maintaining and defending the Licensed Patents, whether incurred prior to or after the Effective Date, shall be borne by LICENSEE. The costs of all oppositions initiated or defended by LICENSEE shall be considered prosecution expenses and also shall be borne by LICENSEE.

8.3

Duration of Obligation. LICENSEE’s obligation to pay costs as set forth in this Article 8 shall continue until [***] after receipt by either Party of a Notice of Termination or expiration of this Agreement.

8.4

Communication between Parties. Each Party shall promptly inform the other as to all matters that come to its attention that reasonably could be expected to materially adversely affect the prosecution, maintenance or defense of the Licensed Patents.

ARTICLE 9

Patent Marking

Patent Marking. LICENSEE shall mark the Licensed Products with a patent notice referring to the Licensed Patents in accordance with 35 U.S.C. §287.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GU Reference: 2016-058

ARTICLE 10

Enforcement of the Licensor’s Intellectual Property

10.1	Third Party Infringement. Each Party shall inform the other Party promptly in writing of any alleged infringement of the Licensed Patents by a Third Party and of any available evidence thereof.

10.2

During the term of this Agreement, LICENSEE shall have the initial right, but not the obligation, to prosecute at its own expense any infringement of the Licensed Patents. If LICENSEE prosecutes any infringement, LICENSOR agrees that LICENSEE may include LICENSOR as a co-plaintiff in any such suit, and LICENSOR agrees to join in any such suit, without any expense to LICENSOR. The total cost of any infringement action commenced or defended by LICENSEE shall be borne by LICENSEE and LICENSEE shall keep all recovery or damages derived therefrom.

10.3	If after [***] of having been notified of any alleged infringement of the Licensed Patents or such shorter time proscribed by law, LICENSEE:

(a)	has been unsuccessful in persuading the alleged infringer to desist, or

(b)	has not brought and has not been diligently prosecuting an infringement action, or

(c)

if LICENSEE notifies LICENSOR at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, and subject to the rights of other co-owners of the Licensed Patents, LICENSOR shall have the right, but not the obligation, to prosecute at its own expense any infringement of the Licensed Patents, and LICENSOR may, for such purposes, require joinder of LICENSEE as involuntary parties to the litigation, provided, however, that such right to bring an infringement action remains in effect only for so long as the license granted herein remains exclusive. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of LICENSEE which consent shall not unreasonably be withheld, conditioned or delayed. LICENSOR shall indemnify LICENSEE against any order for costs that may be made against LICENSEE in such proceedings or any action arising there from, including without limitation, abuse of process and malicious prosecution. The total cost of any infringement action commenced or defended by LICENSOR shall be borne by LICENSOR and, subject to the rights of other co-owners of the Licensed Patents, LICENSOR shall keep all recovery or damages for past infringement derived therefrom.

10.4

In any infringement suit as either Party may institute to enforce the Licensed Patents pursuant to this Agreement, the other Party hereto shall, at the request and expense of the Party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GU Reference: 2016-058

ARTICLE 11

Indemnification and Insurance

11.1

LICENSOR’s Right to Indemnification. LICENSEE shall indemnify, defend and hold harmless LICENSOR, its directors, trustees, officers, faculty, employees, students, and agents and their respective successors, heirs and assignees (the “Indemnitees”), against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses, including reasonable attorneys’ fees and expenses, incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions or demands of Third Parties (“Claims”) asserted against them to the extent arising out of any theory of liability (including without limitation actions in the form of tort, product liability, negligence, warranty, strict liability, violation of government regulation, infringement of patent or other proprietary rights, breach of any representations or warranties by LICENSEE, failure by LICENSEE to perform any of its obligations under this Agreement, trademark or trade dress infringement arising out of the use of any trademark or trade dress by LICENSEE in connection with the Sale of Licensed Product, copyright infringement arising out of any material published by LICENSEE, and regardless of whether such action has any factual basis) concerning any Licensed Product that is made, used, Sold, distributed, supplied or provided, or any Licensed Method performed, pursuant to any right or license granted under this Agreement or any Sublicense, except to the extent that any Claims shall have arisen from the gross negligence or willful misconduct of any LICENSOR Indemnitee or the breach of this Agreement by any LICENSOR Indemnitee.

LICENSOR Indemnitee shall promptly notify LICENSEE of any Claim with respect to which such LICENSOR Indemnitee is seeking indemnification hereunder, upon becoming aware thereof, and permit LICENSEE at LICENSEE’s cost to defend against such Claim and shall cooperate in the defense thereof. Neither such LICENSOR Indemnitee nor LICENSEE shall enter into, or permit, any settlement of any such Claim without the express written consent of the other Party, which shall not unreasonably be withheld, conditioned or delayed. Such LICENSOR Indemnitee may, at its option and expense, have its own counsel participate in any proceeding which is under direction of LICENSEE and will cooperate with LICENSEE and its insurer in the disposition of any such matter; provided, however, that if LICENSEE shall not defend such Claim, such LICENSOR Indemnitee shall have the right to defend such Claim itself and recover from LICENSEE all reasonable attorneys’ fees and expenses incurred by it during the course of such defense.

11.2

Failure to Defend. With respect to any Claim which pursuant to Section 11.1, LICENSEE shall fail to defend, LICENSEE shall not thereafter question the liability of LICENSEE hereunder to the Indemnitee for any loss (including reasonable counsel fees and other reasonable expenses of defense) arising from such Claim.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GU Reference: 2016-058

11.3

Claims Period. Notwithstanding the foregoing, the indemnification provisions of Section 11.1 hereof shall survive termination or expiration of this Agreement, but only with respect to claims which arose from acts or circumstances which occurred prior to termination.

11.4

Insurance. LICENSEE shall obtain and carry in full force and effect, or shall provide through self-insurance, commercial general liability insurance, including product liability and errors and omissions insurance, which shall protect LICENSEE and Indemnitees with respect to events covered by Section 11.1 above. Such insurance (i) shall list LICENSOR as an additional insured thereunder, (ii) shall be endorsed to include product liability coverage, and (iii) shall require [***] written notice to be given to LICENSOR prior to any cancellation or material change thereof. The limits of such insurance shall be consistent with limits as are customary in the U.S. pharmaceutical industry for the activities to be conducted by LICENSEE under this Agreement. LICENSEE shall provide LICENSOR with Certificates of Insurance evidencing compliance with this Section. LICENSEE shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which LICENSEE or any SUBLICENSEE continues to make, use, or Sell a product that was a Licensed Product under this Agreement, and thereafter for a period of [***].

ARTICLE 12

Confidentiality Provisions

12.1

Confidential Information. All information disclosed by one Party to another Party hereunder (“Confidential Information”) shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose other than performance of its obligations and exercise of its rights under this Agreement (“Permitted Purpose”) without the prior written consent of the disclosing Party for the term of this Agreement and a period of [***] thereafter, except to the extent that such information is:

(i)	now in the public domain or subsequently enters into the public domain through no fault of the receiving Party;

(ii)	known by the receiving Party at the time of its receipt and not through a prior disclosure by the disclosing Party on a confidential basis as documented by the receiving Party’s written records;

(iii)	developed by or for the receiving Party independently of Confidential Information received from the disclosing Party as documented by the receiving Party’s written records;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(iv)	subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

(v)

disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market and Sell Licensed Products or perform Licensed Methods, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations; and/or

(vi)

deemed necessary by LICENSEE to be disclosed to Sublicensees, agents, consultants, and/or other Third Parties for the development and/or commercialization of Licensed Products and/or in connection with a licensing transaction and/or a permitted assignment under this Agreement, and/or loan, financing, or investment and/or acquisition, merger, consolidation, or similar transaction (or for such entities to determine their interest in performing such activities) in each case on the condition that any third parties to whom such disclosures are made agree to be bound by confidentiality and non-use obligations substantially similar to those contained in this Agreement.

Confidential Information pertaining to the Licensed Patents shall be deemed Confidential Information of both Parties.

12.2

Each Party shall keep in confidence and shall each use its Commercially Reasonable Efforts to cause its respective officers, directors, employees, professors, researchers, students, trustees, regents, agents, consultants, clinical research associates and clinical investigators to whom it is permitted to disclose information pursuant to the terms of this Agreement to retain in confidence all Confidential Information of the disclosing Party and not use such Confidential Information for any purpose other than the Permitted Purpose. Without limiting the foregoing, each Party shall exercise the same degree of diligence and care with respect to the Confidential Information of the disclosing Party as it exercises with respect to its own confidential and proprietary information.

12.3

If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 12, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions hereof, and the disclosing Party, pursuant to law or court order, shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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12.4

Either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including without limitation the rules and regulations promulgated by the United States Securities And Exchange Commission. Notwithstanding the foregoing, prior to such disclosure, the Parties will consult with one another on the terms of this Agreement that are to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section, such Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms as may be reasonably requested by the other Party.

12.5	Publicity. No Party will make any media release or other public announcement relating to or referring to this Agreement without the prior written consent of the other Party.

ARTICLE 13

Representation or Warranties; Disclaimer

13.1	Warranties. LICENSOR represents and warrants to Licensee that:

(a)    LICENSOR has full right and authority to enter into this Agreement and to grant the licenses and other rights to LICENSEE as herein described;

(b)    to the best of LICENSOR’s knowledge after reasonably due inquiry, the execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which LICENSOR is a party, or by which it is bound; and

(c)    none of LICENSOR or any of its Affiliates has entered into any agreement or otherwise licensed, granted, assigned, transferred, conveyed or otherwise encumbered or disposed of any right, title or interest in or to any of the Licensed Patents that would conflict with or impair the scope of any rights or licenses granted hereunder.

13.2

Except as may otherwise be expressly set forth in this Agreement, LICENSOR makes no representation and extends no warranties of any kind concerning the Licensed Patents, express or implied, including without limitation warranties of merchantability, fitness for a particular purpose, noninfringement, validity of Licensed Patents claims, whether issued or pending, and the absence of latent or other defects, whether or not discoverable. Specifically, and not to limit the foregoing, LICENSOR makes no warranty or representation (i) regarding the validity or scope of the Licensed Patents, (ii) that the exploitation of the Licensed Patents or any Licensed Product or Licensed Method will not infringe any patents or other intellectual property rights of LICENSOR or of a Third Party and (iii) that the Licensed Products will be safe or non-hazardous.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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13.3

In no event shall LICENSOR, its trustees, directors, officers, employees and Affiliates, under any circumstances, be liable or obligated in any manner for any special, incidental, consequential or exemplary damages arising out of or related to this Agreement or the transactions contemplated hereunder, even if LICENSOR is informed in advance of the possibility of such damages occurring. This limitation is separate and independent of any other remedy limitations and shall not fail if such other limitation on remedy fails.

13.4

LICENSEE hereby represents and warrants to LICENSOR that LICENSEE has the right, power and authority to enter in to this Agreement and to fully perform all of its obligations hereunder; and entering into this Agreement does not violate any agreement or obligation existing between LICENSEE and any Third Party.

ARTICLE 14

Assignment

LICENSEE may not assign, voluntarily, by operation of law, or otherwise, this Agreement without LICENSOR’s prior written consent, and any attempt to do so without such consent will be void and of no effect, except that LICENSEE may assign its rights and obligations under this Agreement without LICENSOR’s consent to an Affiliate of LICENSEE or to a successor of LICENSEE in connection with the merger, consolidation, or sale of all or substantially all of LICENSEE’s assets or equity or that portion of its business to which this Agreement relates, which assignment shall be disclosed to LICENSOR by written notice as soon as possible, but in no event no longer than [***] after the assignment is effective.

ARTICLE 15

Compliance with the Law

15.1

LICENSEE shall use Commercially Reasonable Efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use and Sale of Licensed Products.

15.2

LICENSEE acknowledges that it is subject to the United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities. The transfer of such items may require a license from the cognizant agency of the United States Government and written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. LICENSOR neither represents that a license shall not be required nor that, if required, it shall be issued.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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ARTICLE 16

Term and Termination

16.1

Term of License. Unless sooner terminated pursuant to another provision of this Agreement, this Agreement shall continue in full force and effect and shall have a term expiring upon the last expiration or last final invalidation of the Licensed Patents, including any extension or reissues thereof.

16.2

Voluntary Termination by LICENSEE. LICENSEE shall have the right to terminate this Agreement, for any reason upon at least sixty (60) days’ prior written notice to LICENSOR, such notice to state the date, at least sixty (60) days in the future, upon which termination is to be effective.

16.3

Termination for Default. LICENSOR may terminate this Agreement and the license granted hereunder or render this license non-exclusive, effective upon written notice from LICENSOR to LICENSEE, for any of the following:

(a)	If LICENSEE does not make a payment due hereunder and fails to cure such nonpayment (including the payment of interest) within thirty (30) days after the date of notice of such nonpayment by LICENSOR;

(b)

If LICENSEE defaults in its obligations to procure and maintain insurance in accordance with Section 11.4 and does not cure such failure within forty-five (45) days after the date of notice of such failure by LICENSOR; or

(c)

If LICENSEE shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it that is not dismissed within sixty (60) days of filing or if a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or substantially all of LICENSEE’s assets or property or if LICENSEE adopts any resolution of its Board of Directors or stockholders for the purpose of effecting any of the foregoing.

16.4

Except as provided for in Section 16.3(a) through 16.3(c) above, if LICENSEE materially defaults in the performance of any material obligations under this Agreement (including its obligations under Article 5) and the default has not been cured within [***] after the date of written notice of such default by LICENSOR, LICENSOR may terminate this Agreement and the license granted hereunder or render this license non-exclusive. Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to LICENSOR. Termination pursuant to this Section 16.4 shall not relieve the LICENSEE from liability and damages to LICENSOR for breach of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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16.5

If LICENSEE in good faith disagrees as to whether there has been a default under Section 16.3 or Section 16.4, (a) LICENSEE shall provide written notice to LICENSOR that it disputes such claim of default within [***] of receipt of the written notice of default from LICENSOR, (b) LICENSEE may contest the allegation of default in a court of competent jurisdiction, (c) from the date of receipt of such notice by LICENSOR until such time as the dispute has become finally settled, the running of the time periods as to which LICENSEE must cure such alleged default shall be suspended, and (d) LICENSOR shall not have the right to terminate this Agreement unless and until the existence of such default has been determined. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

16.6	Waiver by either Party of a single default or a succession of defaults shall not deprive such Party of any right to terminate this Agreement arising by reason of any subsequent default.

16.7

Patent Challenge on Sublicensed Patents. LICENSEE shall include provisions in all agreements granting Sublicenses of LICENSEE’s rights hereunder (excluding Sublicenses with Third Party Contractors) providing that if the Sublicensee undertakes a challenge in a legal or administrative proceeding to the validity, patentability or enforceability of any of the Licensed Patents or otherwise opposing in a legal or administrative proceeding any of the Licensed Patents (each a “Patent Challenge”) with respect to which the Sublicensee is Sublicensed, LICENSEE shall be permitted to terminate such Sublicense. If a Sublicensee of LICENSEE undertakes a Patent Challenge of any such Licensed Patent under which such Sublicensee is Sublicensed, then LICENSEE within [***] after receipt of notice from LICENSOR of such Patent Challenge demanding termination of the Sublicense shall terminate the applicable Sublicense agreement. If LICENSEE fails to so terminate such Sublicense agreement, LICENSOR may terminate this Agreement.

16.8	Effect of Termination.

(a)

Termination of Licensee’s Rights. Upon termination of this Agreement, the license granted hereunder shall terminate and all of the Parties’ rights granted under this Agreement shall immediately terminate. Any such termination shall not relieve either Party from any obligations accrued prior to the date of such termination. For clarity, termination of LICENSEE’s rights under this Agreement shall not affect LICENSEE’s rights as a co-owner of the Licensed Patents or rights obtained from other co-owners of the Licensed Patents.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GU Reference: 2016-058

(b)

Upon termination, each Party shall promptly return to the other Party, or destroy, all Confidential Information of the other Party provided to it under this Agreement, regardless of medium, including without limitation, magnetically recorded writings or legible and readable copies thereof, which are in its possession, custody, or control, provided, however, a Party shall not be obligated to return or destroy Confidential Information of the other Party which such Party can show that it independently developed or which is Confidential Information of both LICENSOR and LICENSEE. Notwithstanding the foregoing, each Party may retain one copy of the Confidential Information of the other Party in its confidential legal files for the purpose of establishing the extent of the disclosure and its obligations hereunder.

(c)

The provisions under which this Agreement may be terminated will be in addition to any and all other legal remedies which either Party may have for the enforcement of any and all terms hereof, and do not in any way limit any other legal remedy such Party may have.

(d)	The following provisions of this Agreement shall survive termination: Articles 1, 11, 12, 16.8, and 17 will survive the termination of this Agreement.

ARTICLE 17

Miscellaneous

17.1

Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the Parties:

If to GEORGETOWN:

By courier:

Vice President

Office of Technology Commercialization

Georgetown University

Harris Building, Suite 1500

3300 Whitehaven Street, N.W.

Washington, DC 20007

Fax: 202-687-3111

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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By United States Postal Service:

Vice President

Office of Technology Commercialization

Georgetown University

Box 571408

Washington, DC 20057-1408

If to X4:	Attn: John Celebi

Chief Operating Officer

X4 Pharmaceuticals, Inc.

784 Massachusetts Avenue, Suite 140

Cambridge MA 02139

All notices under this Agreement shall be deemed effective upon receipt. A Party may change its contact information immediately upon written notice to the other Parties in the manner provided in this Section.

17.2

Governing Law. This Agreement and all disputes arising out of or related to this Agreement (whether in contract, tort or otherwise), and the validity, performance, interpretation, enforcement, breach or termination hereof, and any remedies relating thereto, shall be governed by and construed in all respects under, the laws of the State of New York without giving effect to its conflicts of law principles.

17.3

Force Majeure. No Party shall be liable or responsible hereunder by reason of any failure or delay in the performance of its obligations hereunder on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, or any other cause which is beyond the reasonable control of such Party.

17.4

Further Assurances. Each Party agrees to cooperate fully with the other Parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other Party, to better evidence and reflect the transactions contemplated hereby, and to carry into effect the intent and purposes of this Agreement.

17.5

Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by a writing that refers explicitly to this Agreement and that is signed on behalf of all Parties. No term or provision hereof will be considered waived by a Party, and no breach excused by a Party, unless such waiver or consent is in writing signed on behalf of the Party against whom the waiver is asserted. No consent by either Party to, or waiver of, a breach by either Party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other different or subsequent breach by a Party.

17.6	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GU Reference: 2016-058

17.7

Non-Use of LICENSOR Name. LICENSEE and Sublicensees shall not use the name of “Georgetown University,” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark, service mark, seal, mascots, crests or logo owned by GEORGETOWN or any of its personnel, or any adaptation of them, or any terms of this Agreement in any promotional, advertising or sales literature or, except as permitted by Section 12.4, other public announcement or disclosure without the prior written consent of Georgetown. The foregoing notwithstanding, without the consent of GEORGETOWN, LICENSEE may state that it is licensed by LICENSOR under one or more of its patents and/or patent applications comprising the Licensed Patents.

17.8

Equitable Relief. Each Party agrees that certain breaches of this Agreement by the other Party may result in irreparable harm to the other Party, the extent of which would be difficult and/or impracticable to assess, and that money damages would not be an adequate remedy for such breach. Accordingly, the other Party shall be entitled to seek immediate equitable and other provisional relief, including without limitation specific performance of this Agreement and a temporary restraining order and/or preliminary and/or permanent injunction, as a remedy for such breach in addition to any and all other remedies available to a Party at law or in equity and without prejudice to any such other remedies.

17.9

Relationship of Parties. Each Party’s relationship with the other is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. No Party is authorized to make any representation, contract or commitment on behalf of the other.

17.10

Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provisions shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

17.11

Headings. The paragraph headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph or in any way affect such paragraph.

17.12

Counterparts. This Agreement may be signed in two or counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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signatory hereto shall be bound until all of the Parties named below have duly executed or caused to be duly executed a counterpart of this Agreement. A signature on a copy of this Agreement received by either Party by facsimile or PDF e-mail is binding upon the other Party as an original. The Parties agree that a photocopy of such facsimile or PDF e-mail may also be treated by the Parties as a duplicate original.

17.13

Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements or understandings between the Parties relating to its subject matter.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

GEORGETOWN UNIVERSITY:		X4 PHARMACEUTICALS, INC.:

By:	/s/ Claudia Cherney Stewart	By:	/s/ John Celebi
Name:	Claudia Cherney Stewart, Ph.D.	Name:	John Celebi
Title:	Vice President, Office of Technology Commercialization	Title:	Chief Operating Officer
Date:	12/13/2016	Date:	12/13/2016

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.